SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________________

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ZION OIL & GAS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	20-0065053 (IRS. Employer Identification No.)

6510 Abrams Rd., Suite 300
Dallas, TX 75231
(Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered
Name of each exchange on which each class is to be registered
Common Stock, par value $.01
American Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to
General Instruction A.(c), check the following box. ____

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to
General Instruction A.(d), check the following box. ____

Secuities Act registration statement file number to which this form relates: 333-131275

Securities to be registered pursuant to Section 12(g) of the Act:

None

ITEM 1. Description of Registrant's Securities to be Registered.

Registrant's certificate of incorporation provides for the authorization of 20,000,000 shares of common stock, par value $.01 per share. Shareholders are entitled to one vote per share on all matters submitted to a vote of shareholders. They are entitled to receive dividends when and as declared by the board of directors out of legally available funds and to share ratably in registrant's assets legally available for distribution upon liquidation, dissolution or winding up. Shareholders do not have subscription, redemption or conversion rights, or preemptive rights. Shareholders do not have cumulative voting rights. The board of directors is empowered to fill any vacancies on the board of directors created by expansion of the board or resignations, subject to quorum requirements. Except as described in registrant's Registration Statement on Form SB-2 (File No. 333-131275), filed with the Securities and Exchange Commission on January 25, 2006 and amended on March 20, 2006, April 25, 2006, May 24, 2006, July 27, 2006, August 18, 2006 and September 25, 2006, under "Description of Securities - Business combination provision" and " - Amendments," which description is incorporated herein by reference, all shareholder action is taken by vote of a majority of voting shares of registrant's capital stock present at a meeting of shareholders at which a quorum (a majority of the issued and outstanding shares of the voting capital stock) is present in person or by proxy.

ITEM 2. Exhibits

3.1        Amended and Restated Certificate of Incorporation of Zion Oil & Gas, Inc. (incorporated by reference to the Zion Oil & Gas, Inc. Registration Statement on Form SB-2, filed with the Securities and Exchange Commission on January 25, 2006 (File No. 333-131275))

3.2        Amended and Restated Bylaws of Zion Oil & Gas, Inc. (incorporated by reference to the Zion Oil & Gas, Inc. Registration Statement on Form SB-2, filed with the Securities and Exchange Commission on January 25, 2006 (File No. 333-131275))

4.1        Specimen Certificate for Zion Oil & Gas, Inc. Common Stock, par value $.01 per share (incorporated by reference to the Zion Oil & Gas, Inc. Registration Statement on Form SB-2, filed with the Securities and Exchange Commission on January 25, 2006)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Act of 1934, the registrant has duly caused this registration statement to be signed by the undersigned, duly authorized.

ZION OIL & GAS, INC.

Date: December 29, 2006

By:  /s/ Eugene A. Soltero
Eugene A. Soltero
Chief Executive Officer